UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 8, 2010

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On December 8, 2010, the Board of Directors (the “Board”) of Amyris, Inc. (the “Company”) appointed Philippe Boisseau, President, Gas & Power Division, Total S.A., as a Class III director (whose initial term will expire at the Company’s annual meeting of stockholders to be held in 2013). Mr. Boisseau was designated by Total Gas & Power USA, SAS (“Total G&P”), an affiliate of Total S.A., under an agreement between the Company and Total G&P described in more detail below. As of October 29, 2010, Total G&P beneficially owned 9,651,004 shares of the Company’s common stock, representing approximately 22.0% of the Company’s outstanding common stock (based on information furnished by Total G&P and Total G&P’s Statements of Changes in Beneficial Ownership of Securities filed with the Securities and Exchange Commission).

In June 2010, the Company issued 7,101,548 shares of Series D preferred stock to Total G&P for an aggregate of $133.2 million at a per share price of $18.75. (The Series D preferred stock converted into 9,651,004 shares of the Company’s common stock upon the completion of the Company’s initial public offering on September 30, 2010.) In connection with Total G&P’s equity investment, the Company agreed to appoint a person designated by Total G&P to serve as a member of the Board, and to use reasonable efforts, consistent with the Board’s fiduciary duties, to cause the director designated by Total G&P to be re-nominated by the Board in the future. These membership rights terminate upon the earlier of Total G&P holding less than half of the shares of common stock issued upon conversion of the Series D preferred stock or a sale of the Company.

Concurrent with Total G&P’s June 2010 equity investment, the Company entered into a technology license, development, research and collaboration agreement with Total Gas & Power USA Biotech, Inc. (“Total Biotech”), an affiliate of Total S.A. The collaboration agreement sets forth the terms for the research, development, production and commercialization of certain to be determined chemical and/or fuel products made through the use of the Company’s synthetic biology platform.

The additional description of these agreements with Total G&P and Total Biotech set forth under the caption “Certain Relationships and Related Party Transactions—Total” in the prospectus for the Company’s initial public offering filed with the Securities and Exchange Commission on September 28, 2010 under Rule 424(b)(4) (Registration File No. 333-166135) is incorporated herein by reference. The Series D Preferred Stock Purchase Agreement dated June 21, 2010, the Side Letter dated June 21, 2010 and the Technology License, Development, Research and Collaboration Agreement dated June 21, 2010, between the Company and the respective affiliates of Total S.A. are filed as Exhibits 4.18, 4.19 and 10.46, respectively, to the Company’s Registration Statement on Form S-1 (File No. 333-166135).

The Company will provide Mr. Boisseau with any standard compensation approved for non-employee directors. The Company will enter into the form of indemnification agreement with Mr. Boisseau that it has entered into with its other directors and that is filed as Exhibit 10.01 to the Company’s Registration Statement on Form S-1 (File No. 333-166135). The indemnification agreement and the Company’s restated certificate of incorporation and restated bylaws require it to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: December 10, 2010	By:	/s/ Jeryl Hilleman
Jeryl Hilleman
Chief Financial Officer